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                                                                       EXHIBIT 9

                                                                [EXECUTION COPY]
                                                                ----------------

                         PLEDGE AND SECURITY AGREEMENT
                         -----------------------------

     THIS PLEDGE AND SECURITY AGREEMENT (this "Agreement") is made and entered into as of the 13th day of May, 1997 by SGI Holding Corporation Limited, a Bermuda exempted company ("Pledgor"), for the benefit of Harrah's Interactive Investment Company, a Nevada corporation ("Pledgee").

                                   RECITALS
                                   --------

     A. Pursuant to the terms of that certain Funding Agreement of even date herewith among Interactive Entertainment Limited, a Bermuda exempted company, as borrower ("IEL" or Borrower"), and Sky Games International Ltd., a Bermuda exempted company, ("SGI"), and Pledgee, as lender (the "Funding Agreement"), Pledgee has agreed to loan to IEL funds required by IEL to fund its day-to-day business activities up to the amounts set forth in the Funding Agreement. Such loans shall be evidenced by a Convertible Promissory Note in the form attached to the Funding Agreement (the "Note").

     B. As a condition precedent to making the loans under the Funding Agreement, Pledgee has required that Pledgor pledge to Pledgee, as security for the performance of the obligations of Pledgor under a Guaranty dated as of the date hereof in favor of Pledgee (the "Guaranty"), all of the shares of capital stock of IEL (the "IEL Shares") received by Pledgor in respect to its capital contributions to IEL after the date of this Agreement and during the term of the Note. All capitalized terms contained herein and not otherwise defined shall have the meanings ascribed to them in the Funding Agreement.

                                   AGREEMENT
                                   ---------

     NOW THEREFORE, in consideration of the foregoing recitals, and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Pledge of Collateral. Pledgor does hereby convey, transfer, assign, set over and grant unto Pledgee, as security for the payment and performance of all of Pledgor's obligations under the Guaranty a continuing general lien upon and security interest in the Collateral (as hereinafter defined) and in Pledgor's right to receive all distributions attributable to the Collateral, including, without limitation, all of Pledgor's right, title and interest in and to all goods, instruments, money and other property, of whatever kind or character, whether cash or noncash, real or personal, now or hereafter due to Pledgor in respect of the Collateral Shares (as hereinafter defined), together with all of the interest of Pledgor, whether now owned or hereafter acquired, as a member in any successor entity or as an owner in any other entity, whether said successor is a continuation of IEL or a reformation thereof, or otherwise, together with all other property which, absent this assignment would, now or hereafter, be distributable or distributed, transferable or transferred, payable or paid, or deliverable or delivered to Pledgor by IEL or by such successor, whether at any time prior to, or in connection with, or after the liquidation of IEL, including, without limitation, distributions of cash and distributions of property in kind, by IEL (collectively, the "Distributions"). Pledgor hereby irrevocably authorizes and directs IEL, upon receipt of written notice from Pledgee that an uncured Event of Default has occurred to distribute, transfer, pay and deliver any and all of said Distributions to Pledgee, at such address as it may direct, at such time and in such manner as such distributions would otherwise be distributed, transferred, paid or delivered to Pledgor with respect to the period following the date of such notice.

     2. Collateral. For the purpose of this Agreement, "Collateral" shall mean all of Pledgor's right, title and interest in and to any and all IEL Shares issued as of the date hereof or issuable to Pledgor on and after the date of this Agreement and so long as any amounts or obligations are outstanding under the
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Financing Agreements ("Collateral Shares"), whether now owned or hereafter acquired, together with all other rights, interests, claims and other property of Pledgor in any manner arising out of or relating to Collateral Shares, whether such rights, interests, claims or other property are now owned or hereafter acquired by Pledgor, whatever their respective kind or character, whether they are tangible or intangible property, and wheresoever they may exist or be located, including, without limitation, all of the rights of Pledgor (whether now owned or hereafter acquired) to Distributions of or from IEL in respect to the Collateral Shares, whether cash or noncash, and whether prior to or in connection with the liquidation of IEL and all proceeds, whether cash proceeds or noncash proceeds (as such terms are defined in the Uniform Commercial Code), and products of any and all of the foregoing.

     3. Delivery of Share Certificates; Stock Powers. Pledgor shall promptly deliver to Pledgee share certificates, if any, or other documents representing Collateral acquired or received after the date of this Agreement with stock powers duly executed by Pledgor. If at any time Pledgee notifies Pledgor that additional stock powers endorsed in blank held by Pledgee with respect to the Collateral or other documents with respect to the Collateral are required, Pledgor shall promptly execute in blank and deliver such stock powers or other documents as Pledgee may request.

     4. Stock Dividends and Distributions. If the Collateral Shares or any additional shares of capital stock, instruments, or other property distributable on or by reason of the Collateral, shall come into the possession or control of Pledgor, and such property is such that a security interest therein can be perfected only by possession by Pledgee, Pledgor shall hold the same in trust and forthwith transfer and deliver the same to Pledgee subject to the provisions hereof. Notwithstanding the above, absent the occurrence of an uncured Event of Default, Pledgor shall retain the right to vote, receive and retain all dividends or other Distributions declared on all interests included in the Collateral Shares. Upon or at any time after the occurrence an uncured Event of Default, Pledgee, at its option to be exercised in its sole discretion, may foreclose under the terms of this Agreement and/or deliver written notice to IEL to pay all Distributions to Pledgee. IEL shall be entitled to rely conclusively on such notice and is hereby authorized and directed by Pledgor to pay all Distributions to Pledgee upon receipt of such notice auld shall have no liability to Pledgor for any loss or damage Pledgor may incur by reason of said reliance.

     5. Power of Attorney. Pledgor hereby constitutes and irrevocably appoints Pledgee, with full power of substitution and revocation by Pledgee, as Pledgor's true and lawful attorney-in-fact, to the full extent permitted by law, at any time or times when an Event of Default has occurred and is continuing, to: affix to certificates and documents representing the Collateral the stock powers or other documents delivered with respect thereto; transfer or cause the transfer of the Collateral or any part thereof on the books of IEL to the name of Pledgee or Pledgee's nominee and thereafter exercise as to such Collateral all the rights, powers and remedies of an owner; and execute and file on its behalf any financing statements, continuation statements or other documentation required to perfect or continue the security interest created hereby or otherwise protect Pledgee's interest in the Collateral. The power of attorney granted pursuant to this Agreement and all authority hereby conferred are granted and conferred solely to protect Pledgee's interest in the Collateral and shall not impose any duty upon Pledgee to exercise any power. This power of attorney shall be irrevocable as one coupled with an interest.

     6. No Assumption. Notwithstanding any of the foregoing and except as otherwise provided herein, whether or not a default by Pledgor shall have occurred under the terms of the Financing Agreements and whether or not Pledgee elects to foreclose on its security interest in the Collateral and Distributions as set forth herein, neither receipt by Pledgee of any of Pledgor's right, title and interest in and to the Distributions, now or hereafter due to Pledgor from IEL nor Pledgee's foreclosure of its security interest

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in the Collateral, shall in any way be deemed to obligate Pledgee to assume any of Pledgor's obligations, duties, expenses or liabilities under, or under any and all agreements now existing or hereafter drafted or executed (collectively, the "Obligations"). In the event of foreclosure by Pledgee, Pledgor shall remain bound and obligated to perform the Obligations and Pledgee shall not be deemed to have assumed any of such Obligations.

     7. Representations, Warranties and Covenants. Pledgor represents, warrants, covenants and agrees that it has the full right and title to its interest in the Collateral and the Distributions free and clear of any liens, encumbrances or security interests other than in favor of Pledgee and the full power and authority to pledge, convey, transfer and assign its interest therein. Pledgor shall not convey, transfer, assign, set over or pledge to any other party any of its interest in the Collateral or the Distributions.

     8.  Defaults, Remedies.

     (a) An "Event of Default" under the Financing Agreements shall be an Event of Default hereunder (an "Event of Default").

     (b) Upon the occurrence of an uncured Event of Default hereunder, Pledgee may, at its option, do any one or more of the following:

         (i) declare all indebtedness secured hereby to be immediately due and payable, whereupon all unpaid principal of and accrued and unpaid interest on said indebtedness and other amounts declared due and payable shall be and become immediately due and payable without presentment, demand, protest or notice of any kind;

         (ii) either personally, or by means of a court appointed receiver, take possession of all or any of the Collateral and exclude therefrom Pledgor and all others claiming under Pledgor, and thereafter exercise all rights and powers of Pledgor with respect to the Collateral or any part thereof. Upon application to a court of competent jurisdiction, Pledgee shall be entitled to a receiver as a matter of strict right without notice and without regard to the adequacy or value of any security for the indebtedness secured hereby or the solvency of any party bound for its payment. The receiver shall have all the rights and powers permitted under the laws of the State of Tennessee. In the event Pledgee demands, or attempts to take possession of the Collateral in the exercise of any rights under this Agreement, Pledgor promises and agrees to promptly turn over and deliver complete possession thereof to Pledgee;

         (iii) without notice to or demand upon Pledgor, make such payments and do such acts as Pledgee may deem necessary to protect its security interest in the Collateral, including, without limitation, paying, purchasing, contesting or compromising any encumbrance, charge or lien which is prior to or superior to the security interest granted hereunder, and in exercising any such powers or authority to pay all expenses incurred in connection therewith;

         (iv) require Pledgor to take all actions necessary to deliver such Collateral to Pledgee, or an agent or representative designed by it. Pledgee, and its agents and representatives, shall have the right to enter upon any or all of Pledgor's premises and property to exercise Pledgee's rights hereunder;

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         (v) foreclose this Agreement as herein provided or in any manner permitted by law, and sell or cause to be sold in such order as Pledgee may determine, the property described in this Agreement;

         (vi) sell or otherwise dispose of the Collateral at public or private sale, without having the Collateral at the place of sale, and upon terms and in such manner as Pledgee may determine; provided, Pledgee or IEL may be a purchaser at any sale and may apply any unpaid portion of indebtedness on account of or in full satisfaction of the purchase price; and

         (vii) exercise any remedies of a secured party under the Uniform Commercial Code of Tennessee or any other applicable law.

     (c) Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Pledgee shall give Pledgor at least ten (10) days' prior written notice of the time and place of any public sale of the Collateral or other intended disposition thereof to be made which notice the parties hereto agree to be reasonable. Such notice may be mailed to Pledgor at the address set forth in the Shareholders Agreement.

     (d) The proceeds of any sale under subparagraph 7(b)(vi) shall be applied as follows:

         (i) to the repayment of the reasonable costs and expenses of retaking, holding and preparing for the sale and the selling of the Collateral (including legal expenses and attorneys' fees) and the discharge of all assessments, encumbrances, charges or liens, if any, on the Collateral prior to the lien hereof (except any taxes, assessments, encumbrances, charges or liens subject to which such sale shall have been made);

         (ii) to the payment of all outstanding amounts then due to Pledgee (including principal and interest) under the Financing Agreements and

         (iii) the surplus, if any, shall be paid to the Pledgor or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

     (e) Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, Pledgee may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to Pledgor than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Pledgee shall have no obligation to engage in public sale and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if Pledgor would agree to do so.

     (f) If Pledgee exercises its right to sell any or all of the Collateral, upon written request from Pledgee, Pledgor shall and shall cause IEL from time to time to furnish to Pledgee all such

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  information as Pledgee may request in order to determine the IEL Shares and other instruments included in the Collateral which may be sold by Pledgee as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

     (g) Pledgee shall have the right to enforce one or more remedies hereunder, successively or concurrently, and such action shall not operate to estop or prevent Pledgee from pursuing any further remedy which it may have, and any repossession or retaking or sale of the Collateral pursuant to the terms hereof shall not operate to release Pledgor until full satisfaction of all of its obligations under the Funding Agreement.

     (h) Pledgor agrees that any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Tennessee, all as Pledgee may elect. By execution of this Agreement, Pledgor hereby submits to such jurisdiction, hereby expressly waiving whatever rights may correspond to it by reason of its present or future domicile.

     9. Further Documentation. Pledgor shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to Pledgee any instrument, document, order, financing statement, assignment, waiver, consent, or other writing which may be reasonably necessary to Pledgee to carry out the terms of this Agreement, the Funding Agreement and the Note and to perfect its security interest in and facilitate the collection of the Collateral, the proceeds thereof, and any other property at any time constituting security to Pledgee. Pledgor shall perform or cause to be performed such acts as Pledgee may reasonably request to establish and maintain for Pledgee a valid and perfected security interest in and security title to the Collateral, free and clear of any liens, encumbrances or security interest other than in favor of Pledgee.

     10. Termination of Agreement and Assignment. This Agreement shall automatically terminate and shall be surrendered upon satisfaction in full of all obligations of IEL under the Note, including by way of conversion of amounts outstanding under the Note into shares of common stock, Cdn. $.01 par value, of SGI in connection with the amalgamation of IEL with and into SGIH. Upon the termination of this Agreement, Pledgee shall deliver to Pledgor such instruments as Pledgor may reasonably request to discharge the lien created by this Agreement.

     11. Governing Law. This Pledge and Security Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. SGIH further agrees that the determination of any action relating to this Agreement or any of the Financing Agreements delivered in favor of Pledgee pursuant to the terms thereof shall be either an appropriate court of the State of Tennessee or the United States District Court for the Western District of Tennessee.

     12. Successors and Assigns. All agreements, covenants, conditions and provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

     13. Notices. All notices and other communications to be delivered or made hereunder shall be in writing and shall be (i) delivered personally, (ii) sent by postage prepaid certified mail, return receipt requested, (iii) sent by express courier service, or (iv) sent by facsimile at the following addresses or at such other addresses as shall be described in a written notice as provided herein:

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     Pledgor:         SGI Holding Corporation Limited
                      595 Howe Street, Suite 1115
                      Vancouver, British Columbia V6C 2T5
                      Attn: Malcolm P. Burke
                      Facsimile No.: 604-687-8678

     With a copy to:  Altheimer & Gray
                      10 South Wacker Drive, Suite 4000
                      Chicago, Illinois 60606
                      Attn: Andrew W. McCune, Esq.
                      Facsimile No.: 312-715-4800

     Pledgee:         Harrah's Interactive Investment Corporation
                      1023 Cherry Road
                      Memphis, Tennessee 38117
                      Attn: John M. Boushy
                      Facsimile No.: 901-762-8914

     With a copy to:  Harrah's Entertainment, Inc.
                      1023 Cherry Road
                      Memphis, Tennessee 38117
                      Attn: John W. McConomy, Esq.
                      Facsimile No.: 901-762-8735

All such notices and communications shall be deemed effective, if mailed, upon expiration of the fifth (5th) day following the date of mailing (except that any notice of change of address shall be effective only upon receipt by the party to whom such notice is addressed), if delivered personally or delivered by courier, upon receipt or refusal of delivery, and if by facsimile, upon the first business day following confirmed transmission; provided such notice or communication is also mailed in accordance with the foregoing requirements within two (2) days of delivery by facsimile.

     14. Attorney's Fees. In the event of any dispute or litigation concerning the enforcement or validity of this Agreement, the losing party shall pay all reasonable charges, costs, and expenses (including reasonable attorneys' fees and costs) incurred by the prevailing party whether or not any action or proceeding is brought relative to such dispute and whether or not such litigation is prosecuted to judgment.

     15. Severability. Every provision of this Agreement is intended to be severable. In the event any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

     16. Amendment. This Agreement may be modified or rescinded only by a writing expressly relating to this Agreement and signed by both Pledgor and Pledgee.

     IN WITNESS WHEREOF, Pledgor has executed this Agreement as of the date first above written.

                                    PLEDGOR

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                                       SGI HOLDING CORPORATION LIMITED

                                       By: /s/ Malcolm P. Burke
                                           ---------------------------
                                       Title: President
                                              ------------------------

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